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                                                                    Exhibit 99.1



CONTACT: Ed Brown          (423) 636-7205
         Richard Roberts   (423) 636-7012

FOR IMMEDIATE RELEASE

LANDAIR TRANSPORT, INC. ACQUIRES ASSETS OF LAKER EXPRESS, INC.

         GREENEVILLE, TN (December 11, 1998) - Landair Corporation (Nasdaq/NM:LAND) announced that Laker Express, Inc. ("Laker") and Landair's subsidiary, Landair Transport, Inc., have signed a definitive Asset Purchase Agreement under the terms of which Landair has agreed to acquire certain of the operating assets of Laker. Laker is a truckload dry van carrier based in Indianapolis, Indiana and operates predominantly in the Midwest in the short to medium haul market.

         Under the terms of the Purchase Agreement, Landair will acquire 225 tractors, 560 trailers and certain other assets used in connection with the Laker operations. Effective December 12, 1998, Landair will begin to integrate the assets into its existing operations.

         As a part of the acquisition, Dennis Pressler, the sole shareholder of Laker, has agreed to work with Landair and has entered into a two year consulting agreement.

         "With the addition of these Indianapolis-based drivers, Indianapolis will now be our largest driver domicile," stated Eddie Brown, President of Landair. "We are excited about the opportunity that the Laker acquisition represents for Landair," he added.

         This press release and statements made by Landair in reports to its shareholders and public filings, as well as oral public statements by Landair representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include, but are not limited to, economic recessions or downturns in business cycles, competition, rapid fluctuations in fuel prices or availability, fluctuation in the frequency and severity of accidents, increases in interest rates and the availability of qualified drivers.




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